Exhibit 24.02

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned director of West Corporation, constitute and appoint each of Thomas B. Barker and Paul M. Mendlik my true and lawful attorney-in-fact, with full power of substitution, for me and my name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Steven G. Felsher
Steven G. Felsher